UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50863

Date of Report: March 18, 2008

CENTALE, INC.
(Exact name of registrant as specified in its charter)

New York	22-3621870
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

37 Hamburg Street, East Aurora, NY	14052
(Address of principal executive offices)	(Zip Code)

(716) 714-7100
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On March 28, 2008 Centale entered into a Share Exchange Agreement with the shareholders of NexxNow China, Inc., a Delaware corporation.  The Agreement provides that, when the conditions for closing have been satisfied, the shareholders will transfer to Centale all of the outstanding capital stock of NexxNow China, and Centale will issue 43 million shares of its common stock to the shareholders.  Centale will also issue promissory notes in the aggregate principal amount of $300,000, to be distributed among the shareholders pro rata to their interests in NexxNow China.  The notes will be payable one year after the closing, bear interest at 10% per annum, and be secured by a pledge of all of Centale’s assets.

Upon the closing of the acquisition, Thaddeus A. Wier, Jr. will resign from his current position as a member of the Board of Directors and Chief Executive Officer of Centale, and Patrick T. Parker will resign from his position on the Board of Directors.  The following persons will then join Sterling Shepperd on the Board of Directors:  Daniel Robbie, Paul Riley and Brittany Wier.

The closing of the acquisition will occur ten days after Centale sends to its shareholders of record an information statement regarding the change in the Board of Directors, in compliance with SEC Rule 14f-1.

Item 9.01	Financial Statements and Exhibits

Exhibits

10-a	Share Exchange Agreement dated March 28, 2008 among Centale, Inc. and the shareholders of NexxNow China, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centale, Inc.
Dated: April 3, 2008	By:	/s/ Thaddeus A. Wier, Jr.
Thaddeus A. Wier, Jr., Chief Executive Officer